EXHIBIT 10.12
WESTMORELAND COAL COMPANY
Restricted Stock Agreement
Granted under the 2007 Equity Incentive Plan for Employees and Non-Employee Directors

Name of Recipient:

Number of shares of restricted common stock awarded:

Grant Date:

     Westmoreland Coal Company (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2007 Equity Incentive Plan for Employees and Non-Employee Directors (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement. Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

WESTMORELAND COAL COMPANY
By:
Name:
Title:

Accepted and Agreed:

Name:

WESTMORELAND COAL COMPANY
Restricted Stock Agreement
Granted under the 2007 Equity Incentive Plan for Employees and Non-Employee Directors
     The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:
     1. Issuance of Restricted Shares.
          (a) The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of Recipient’s service as a member of the Company’s board of directors (the “Board”).
          (b) As promptly as practicable following the Grant Date, the Company shall issue one or more certificates in the name of the Recipient for the Restricted Shares. Such certificate(s) shall initially be held on behalf of the Recipient by the Secretary of the Company. The Recipient agrees that the Restricted Shares shall be subject to the restrictions on transfer set forth in Section 2 of this Agreement. Following the lapsing of such restrictions on transfer, the Secretary shall, if requested by the Recipient, deliver to the Recipient a certificate representing the Restricted Shares for which such restrictions have lapsed.
     2. Restrictions on Transfer.
     The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until the first anniversary of the Grant Date, except that the Recipient may transfer such Restricted Shares: to or for the benefit of any spouse, parents, children, step-children, grandchildren, legal dependents and any other relatives approved by the Compensation and Benefits Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

     3. Restrictive Legends.
     All certificates representing Restricted Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under applicable law:
“These shares of stock are subject to restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
     4. Rights as a Shareholder. Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall (i) have the right to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders and (ii) be entitled to all ordinary cash dividends paid with respect to the Restricted Shares. If any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.
     5. Provisions of the Plan.
     This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.
     6. Tax Matters. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares, and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition and/or disposition of the Restricted Shares.
     7. Miscellaneous.
          (a) Authority of Compensation and Benefits Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation and Benefits Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation and Benefits Committee with respect to this Agreement shall be made in the Compensation and Benefits Committee’s discretion and shall be final and binding on the Recipient.
          (b) No Right to Continued Service. The Recipient acknowledges and agrees that this Agreement does not constitute an express or implied promise of continued service or confer upon the Recipient any rights with respect to continued service on the Board.

          (c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
          (d) Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.